Exhibit 5.1

                         David Lubin & Associates, PLLC
                            26 East Hawthorne Avenue
                             Valley Stream, NY 11580
                               Tel. (516) 887-8200
                               Fax (516) 887-8250


                                September 8, 2006

PowerRaise, Inc.
1687 West Broadway
Suite 303
Vancouver, B.C., Canada V6J 1X2

     Re:  Registration Statement on Form SB-2 (the "Registration Statement")

Gentlemen:

     We have acted as U.S. counsel to PowerRaise, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale by certain selling security holders of the Company of up to 581,000 shares of common stock, par value $0.001 per share (hereinafter referred to as the "Selling Stockholders' Shares").

     In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

     Based upon and subject to the foregoing, we are of the opinion that the Selling Stockholders' Shares currently outstanding are validly issued, fully paid and non-assessable.

     We are attorneys admitted to practice in New York. We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United

States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                     Sincerely,

                                     DAVID LUBIN & ASSOCIATES, PLLC

                                     /s/ David Lubin & Associates, PLLC
                                     ---------------------------------------